UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2016

The WhiteWave Foods Company

(Exact name of registrant as specified in its charter)

Delaware	001-35708	46-0631061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 Seventeenth Street, Suite 1000, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 635-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On July 6, 2016, The WhiteWave Foods Company (the “Company” or “WhiteWave”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danone S.A., a société anonyme organized under the laws of France (“Danone”), and July Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Danone (“Merger Sub”).

The Merger Agreement provides that, among other things and in accordance with the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger, and, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding prior to the Effective Time (other than shares owned by the Company or any of its subsidiaries or Danone or any of its subsidiaries (including Merger Sub), which will automatically be cancelled for no consideration, and any Dissenting Shares (as defined in the Merger Agreement)), will automatically be cancelled and converted into the right to receive $56.25 in cash, without interest (the “Merger Consideration”).

At the Effective Time, all outstanding Company stock options, stock appreciation rights, restricted stock unit awards, restricted shares and performance share unit awards (in each case, whether vested or unvested), will be cancelled in exchange for the right to receive the Merger Consideration (without interest) with respect to the number of shares of Company Common Stock underlying the applicable award, less applicable withholding taxes, and less the applicable exercise price or base price for Company stock options and stock appreciation rights. The number of shares covered by each Company performance share unit award will be the greater of (x) the number based on target performance, pro-rated for the portion of the performance period that elapsed through the Effective Time, and (y) the number based on actual performance (determined in accordance with the Merger Agreement) through the Effective Time without pro-ration. At the Effective Time, each Company long-term cash award shall vest and be paid in accordance with the terms of the Merger Agreement and the applicable award agreement.

The Board of Directors of the Company has unanimously (1) determined that terms of the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (2) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (3) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger upon the terms and subject to the conditions contained therein and (4) resolved to recommend adoption of the Merger Agreement by the stockholders of the Company, who will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting that will be held on a date to be announced.

The closing of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote on the Merger, (2) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, approval of the Merger by the European Commission pursuant to the Council Regulation (EC) No 139/2004 of the European Union, as amended, and any additional approvals or consents under any other applicable antitrust laws (collectively, the “Required Antitrust Approvals”), and (3) the absence of any law or order prohibiting, enjoining or making illegal the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (in the case of the Company, generally subject to a Company Material Adverse Effect (as defined in the Merger Agreement) qualifier, materiality qualifier or de minimis qualifier and, in the case of Danone and Merger Sub, generally subject to a Parent Material Adverse Effect (as defined in the Merger Agreement) qualifier or de minimis qualifier and (b) the other party’s material compliance with its covenants and agreements contained in the Merger Agreement. Subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by January 6, 2017, subject to extension until July 5, 2017 for the purpose of obtaining regulatory clearances. Consummation of the Merger is not subject to a financing condition.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including covenants (1) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, (2) not to engage in certain types of transactions during this period unless agreed to in writing by Danone, (3) to convene and hold a meeting of its stockholders for the purpose of obtaining the stockholder approval and (4) subject to specified exceptions, not to change, qualify, withhold, withdraw or modify in a manner adverse to Danone the recommendation of the Board that the Company’s stockholders vote in favor of the adoption of the Merger Agreement. The Company has also agreed to customary provisions prohibiting it from soliciting alternative acquisition proposals from third parties or providing information to, or participating in discussions and engaging in negotiations with, third parties regarding alternative acquisition proposals, subject to specified exceptions.

The Merger Agreement contains certain termination rights for the Company and Danone, including the right of the Company to terminate the Merger Agreement to accept a Company Superior Proposal (as defined in the Merger Agreement). If the Merger Agreement is terminated by either party because the stockholders of the Company fail to adopt the Merger Agreement, the Company will be required to reimburse Danone a cash amount of $40,000,000, for fees and expenses incurred by or on behalf of Danone in connection with the Merger. The Company will be required to pay Danone a termination fee of $310,000,000 in cash (less any expenses previously paid to Danone) if the Merger Agreement is terminated under certain other circumstances, including the Company entering into a definitive agreement for a Company Superior Proposal, or the Board adversely changing its recommendation to stockholders to vote in favor of the Merger Agreement or taking certain other actions specified in the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and the terms of which are incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01 Other Events

On July 7, 2016, WhiteWave and Danone issued a joint press release announcing that the parties had entered into a definitive agreement for the acquisition of WhiteWave by Danone in the Merger pursuant to Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Also on July 7, 2016, the Company issued a memorandum from Gregg Engles, CEO of WhiteWave, to all of the company’s employees related to the Merger. A copy of the memorandum is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

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Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,”

“intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. Forward looking statements in this document include, but are not limited to, statements regarding the expected timing of the completion of the transactions described in this document, Danone’s operation of WhiteWave’s business following completion of the contemplated merger, and statements regarding the future operation, direction and success of WhiteWave’s businesses. These forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those anticipated in these forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties as to the timing of the contemplated merger; the expected benefits of the transaction; the possibility that the closing conditions to the contemplated merger may not be satisfied or waived; the effects of disruption caused by the announcement of the contemplated merger making it more difficult to maintain relationships with employees, customers, suppliers and other business partners; the risk of stockholder litigation in connection with the contemplated transaction, and other risks and uncertainties described in the section “Risk Factors” in Danone’s Registration Document (the current version of which is available on www.danone.com) and in WhiteWave’s recent annual report on Form 10-K available on www.whitewave.com. Subject to regulatory requirements, Danone does not undertake to publicly update or revise any of these forward-looking statements. This document does not constitute an offer to sell, or a solicitation of an offer to buy Danone shares. All figures in this presentation meet specific definitions disclosed in Danone and WhiteWave financial information separately. When combined, related figures in this presentation could differ from those obtained from the application of same rules for both Danone and WhiteWave. Due to rounding, the sum of values presented in this document may differ from totals as reported. Such differences are not material.

Additional Information

In connection with the proposed transaction, WhiteWave intends to file with the United States Securities and Exchange Commission (SEC) a proxy statement, the definitive version of which will be sent or provided to WhiteWave stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov and at WhiteWave’s website www.whitewave.com.

WhiteWave and its directors and executive officers may be deemed to be participants in the solicitation of proxies from WhiteWave investors and security holders in connection with the proposed transactions. Information about WhiteWave’s directors and executive officers is set forth in its proxy statement for its 2016 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transactions will be included in the proxy statement that WhiteWave intends to file with the SEC. These documents may be obtained for free as described above

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 6, 2016 by and among The WhiteWave Foods Company, Danone S.A., and July Merger Sub Inc.†

99.1	Joint Press Release of The WhiteWave Foods Company and Danone S.A., dated July 7, 2016

99.2	Memorandum to Employees

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The WhiteWave Foods Company

Date: July 7, 2016	By:	/s/ Roger Theodoredis
	Name:	Roger E. Theodoredis
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 6, 2016, by and among The WhiteWave Foods Company, Danone S.A., and July Merger Sub Inc.†

99.1	Joint Press Release of The WhiteWave Foods Company and Danone S.A., dated July 7, 2016

99.2	Memorandum to Employees

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.